LIST OF SUBSIDIARIES


        Name                        State Of Incorporation   Trade Names


Kenneth O. Lester Company, Inc.           Tennessee

Caro Produce & Institutional
Foods, Inc.                               Louisiana

        KMB Produce, Inc.                 Texas              KMB Produce

                                                              Fresh Advantage

                                                              Prime Source

        Southland Distribution
        System, Inc.                      Louisiana


Hale Brothers/Summit, Inc.                 Tennessee          Hale Brothers

Pocahontas Foods, USA, Inc.                Virginia           Pocahontas USA

      	T & S Transportation of
        Richmond, Inc.                     Virginia           T & S
                                                              Transportation

Milton's Foodservice, Inc.                 Georgia